As filed with the Securities and Exchange Commission on December 6, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMTP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7331	05-0502529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1810 E. Sahara Ave., Suite 111 Las Vegas, Nevada 89104 877-705-9362 Ext. 205
(Address and telephone number of registrant's principal executive offices and principal place of business)

Jonathan Strimling Chief Executive Officer SMTP, Inc. 1810 E. Sahara Ave., Suite 111 Las Vegas, Nevada 89104 877-705-9362 Ext. 205
Name, address, and telephone number of agent for service)

Copies to:

David M. Bovi, Esq.

David M. Bovi, P.A.

319 Clematis Street, Suite 700

West Palm Beach, Florida 33401

Telephone: 516-655-0665

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

DEREGISTRATION OF SECURITIES

SMTP, Inc. (the “Company”) previously registered 2,500,000 shares of its common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-1 (File No. 333-189471) filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2013 and declared effective on June 27, 2013.

The Registration Statement related to the offer and resale of up to 2,500,000 shares of the Company’s common stock, par value $0.001 per share, by a selling stockholder, Dutchess Opportunity Fund, II, LP (“Dutchess”), pursuant to the investment agreement the Company entered into with Dutchess on May 22, 2013 (the “Investment Agreement”). The Investment Agreement was terminated on December 5, 2013.

Since June 27, 2013, the date the Registration Statement was declared effective, through December 5, 2013, the date the Company terminated the Investment Agreement, the Company sold 423,355 shares of its common stock to Dutchess for total net proceeds of $397,678. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the 2,076,645 shares of common stock not sold under the Investment Agreement and as previously registered in the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on December 6, 2013.

SMTP, Inc.

By:	/s/ Jonathan Strimling
Jonathan Strimling
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 6, 2013.

Signature	Title

/s/ Jonathan Strimling	Chief Executive Officer (Principal Executive Officer)
Jonathan Strimling

/s/ Alena Chuprakova	Comptroller and Treasurer (Principal Financial Officer)
Alena Chuprakova

/s/Semyon Dukach	Chair of the Board of Directors
Semyon Dukach

/s/ Vadim Yasinovsky	Director
Vadim Yasinovsky

/s/ Rens Troost	Director
Rens Troost